Exhibit No. 99.1

Gyrodyne Company of America, Inc.
1 Flowerfield, Suite 24
St. James, New York 11780-1551
Phone (631) 584-5400 Fax (631) 584-7075

F O R   I M M E D I A T E   R E L E A S E

GYRODYNE RECEIVES PAYMENT OF $167.5 MILLION IN CONDEMNATION LITIGATION

ST. JAMES, N.Y., July 5, 2012 – Gyrodyne Company of America, Inc. (NASDAQ:GYRO) announced today that on July 3, 2012 it received $167,501,656.95 from the State of New York (the “State”) in payment of the judgments in Gyrodyne’s favor in the condemnation litigation with the State.  The amount received consists of $98,685,000 in additional damages, $1,474,940.67 in costs, disbursements and expenses, and $67,341,716.28 in interest.

The $167.5 million payment brings to a successful resolution Gyrodyne’s case for just compensation, commenced in 2006 for the 245.5 acres of its Flowerfield property in St. James and Stony Brook, New York (the “Property”) taken by the State.  The State had paid Gyrodyne $26,315,000 for the Property at the time of the taking, which Gyrodyne elected, under New York’s eminent domain law, to treat as an advance payment while it pursued its claim for just compensation.  The Court of Claims ruled in Gyrodyne’s favor in June 2010 when it awarded the Company $125,000,000, thereby requiring the State to pay an additional $98,685,000 plus statutory interest of nine percent from the date of taking on November 2, 2005 to the date of payment.  That judgment, as well as a related judgment for costs, disbursements and expenses, was affirmed by the Appellate Division and the Court of Appeals.

Commenting on the payment received by Gyrodyne, Stephen V. Maroney, Gyrodyne’s President and Chief Executive Officer, stated that “[s]even years ago, 245.5 acres of Gyrodyne’s property was taken by Stony Brook University under eminent domain, and we brought our case seeking just compensation for our shareholders.  We prevailed in the courts, and with the $167.5 million payment, we have now achieved our larger objective of positioning the Company so that we can seek one or more liquidity events for our shareholders.  We can now move forward with the final steps of that strategy.  We’re thrilled for our shareholders, whose patience has been greatly rewarded, and feel enormously grateful for the skill and professionalism of our team of experts and advisors who worked tirelessly over these past years to protect our shareholders’ interests.”

In 2005, Gyrodyne announced a strategic plan of positioning itself for one or more liquidity events.  With the receipt of the $167.5 million, Gyrodyne will now proceed with pursuing liquidity events that will maximize shareholder value, and will do so through a committee of its Board previously formed to explore strategic alternatives.

About Gyrodyne Company of America, Inc.

Gyrodyne, a real estate investment trust, manages a diversified portfolio of real estate properties comprising office, industrial and service-oriented properties primarily in the New York metropolitan area.  Gyrodyne owns a 68 acre site approximately 50 miles east of New York City on the north shore of Long Island, which includes industrial and office buildings and undeveloped property which is the subject of development plans.  Gyrodyne also owns medical office buildings in Port Jefferson Station, New York, Cortlandt Manor, New York and Fairfax, Virginia.  Gyrodyne is also a limited partner in the Callery Judge Grove, L.P., which owns a 3,700 plus acre property in Palm Beach County, Florida, also the subject of development plans.  Gyrodyne’s common stock is traded on the NASDAQ Stock Market under the symbol GYRO.  Additional information about Gyrodyne may be found on its web site at http://www.gyrodyne.com.

Forward-Looking Statement Safe Harbor

The statements made in this press release that are not historical facts constitute “forward-looking information” within the meaning of the Private Securities Litigation Reform Act of 1995, and Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, both as amended, which can be identified by the use of forward-looking terminology such as “may,” “will,” “anticipates,” “expects,” “projects,” “estimates,” “believes,” “seeks,” “could,” “should,” or “continue,” the negative thereof, other variations or comparable terminology.  Important factors, including certain risks and uncertainties, with respect to such forward-looking statements that could cause actual results to differ materially from those reflected in such forward-looking statements include, but are not limited to, the effect of economic and business conditions, including risks inherent in the real estate markets of Suffolk and Westchester Counties in New York, Palm Beach County in Florida and Fairfax County in Virginia, the ability to obtain governmental approvals in order to develop Gyrodyne’s undeveloped property in St. James, New York and other risks detailed from time to time in Gyrodyne’s SEC reports.

Media Contact:  Stephen V. Maroney, President & CEO, Gyrodyne Company of America, Inc., (631) 584-5400.